Exhibit 99.1

FOR IMMEDIATE RELEASE

03/17/2011

Contact:

Sara Blum, President, PostScript, Inc.

444 South Union Street, Burlington, VT 05401

802.863.2568 | sara@postscriptinc.com

Northway Bank and Union Bank announce agreement for the purchase and sale of three branch offices

Berlin, NH and Morrisville, VT

Northway Financial, Inc. and Union Bankshares, Inc. announced today that their wholly-owned bank subsidiaries have entered into an agreement for the purchase and sale of three branch offices. Under the Purchase and Assumption Agreement, Union Bank will purchase Northway Bank’s Groveton, Littleton, and North Woodstock, New Hampshire branches. The three offices will become branches of Union Bank and all the branch employees will become Union Bank employees. It is expected that the transaction will be completed in May 2011, and is subject to receipt of the required regulatory approvals.

Northway Bank President and CEO, Bill Woodward, commented, “Over the years, Northway Bank has tried to satisfy the changing needs of customers by regularly reviewing their banking patterns and finding ways to make their banking with Northway Bank more responsive, comfortable, and convenient. One of those ways has been to provide branches in market areas that are adjacent to, or close to, one another. The Bank’s most recent review has indicated that the three branches to be transferred to Union Bank – Littleton, Groveton, and North Woodstock – are located in areas in which Northway Bank does not have a strong branch presence in an adjacent or nearby market. As a result, Northway Bank has decided that customers in those branches might be well served if their banking needs were met by another community bank, particularly one that has a presence in adjacent markets. Accordingly, Northway Bank has reached an agreement with Union Bank of Morrisville, Vermont, to transfer these three branches to them. We selected Union Bank for this transaction because we knew they had the resources, market knowledge and presence, and are very committed to making banking a great experience for their customers.”

Woodward added, “We are confident that Union Bank, as a locally-owned and managed community banking institution, shares our strong commitment to the communities it serves and that our customers will benefit from Union Bank’s full array of banking products and high level of customer service.” Woodward also stated, “We want to assure our branch customers that the transition to Union Bank will be accomplished smoothly and efficiently, and that they will continue to be served by the same friendly banking professionals. Like Northway, Union Bank has a long history of serving the public as a community bank, with values and a mission similar to Northway’s. It operates 14 branches, mostly in northern Vermont, including one location in Littleton, and three in St. Johnsbury, Vermont.”

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NORTHWAY / UNION

Commenting on the proposed transaction, Union Bank President and CEO, Ken Gibbons, stated, “We are very pleased to have this opportunity to expand our New Hampshire community banking franchise in western Coos County and to extend it into northern Grafton County. We look forward to serving the financial needs of our new customers and will work closely with Northway Bank to ensure a seamless transition of their banking relationships.” Gibbons also stated, “We are also pleased to welcome into our organization the dedicated banking professionals who serve those branches and who we expect will become an integral part of Union’s team. Northway Bank’s products, services and software systems are very similar to those of Union Bank and we have the capacity and resources to smoothly transition these customers to their new home with Union Bank. As a result of this transaction, we will be providing existing customers with three more banking centers for their added convenience.”

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About Northway

Northway Bank proudly serves the financial needs of consumer, small business, and commercial customers throughout northern and central New Hampshire. As a local business with 19 banking centers, 225 associates, and a full range of banking and investment solutions, we strive to support customers, businesses, and communities as they work to achieve more rewarding and financially secure futures. For more information, visit northwaybank.com.

About Union

Union Bankshares, Inc., with headquarters in Morrisville, VT, is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern VT and northwestern NH. As of December 31, 2010, the Company had approximately $454 million in consolidated assets compared to $448 million at the end of the prior year. The Company currently operates 13 banking offices, a loan center and 29 ATM facilities in VT and a branch office and ATM in Littleton, NH. Union Bank is a Preferred SBA Lender, is rated “Outstanding” under the Community Reinvestment Act, and emphasizes traditional community banking values, with a focus on superior service and local decision-making.

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